EXHIBIT 99.1

February 25, 2020

CEO Letter to Shareholders

Dear Surna Shareholders:

The past 15 months, since I stepped in as the manager of your company, have been a whirlwind. I have learned many things about the industry in general and about Surna in particular. Two industry challenges stand out as particularly good news. First, the United States and the world are going to need a lot of cannabis in the coming years. Second, growing cannabis indoors is extremely difficult to do well. I believe, sincerely, that Surna is well-positioned to help the industry meet these two challenges.

According to industry estimates, global retail sales of cannabis products are projected to grow at a compound annual rate of about 26%.1 It stands to reason then, there will be corresponding growth in cultivation facilities, providing an increasing market for Surna’s products and services in North America, and possibly even internationally at some point in the future. Our revenue growth through the first three quarters of 2019 validated our belief that a growing and more sophisticated group of customers would desire our products.

2019 Milestones

As I stated in last year’s letter, I will report information to you with the detail and candor I would expect if our roles were reversed. While Surna made great progress, it did not accomplish all management set out to do. So how did we do? Let’s take a look.

Revenue. Previously, Surna had inconsistent and unpredictable revenue, which had been flat for the preceding three years. Historically, we sold expensive “Cadillac” systems to a limited set of customers. Whenever a project was delayed or cancelled, which was often, our cash flow took a dramatic hit. In 2019, by sharp contrast, our revenue grew 56% year-over-year through Q3, and we had earned more revenue by the end of Q3 than we did in all of 2018. In 2019, we pursued three initiatives to address our historical issues:

1.	Focus on large multifacility operators (MFOs). MFOs have the financial and organizational wherewithal to buy more and larger systems and they are less prone to project delays and cancellations than the smaller (and riskier) cultivators that had been our primary customers in the past. We enjoyed success in this effort, closing six projects with MFOs (three with a single MFO), representing over $7 million, or over 60%, of our revenue through Q3. However, we still have significant work ahead of us to fully fill our sales pipeline with the dozen or so MFO customers that we believe are required to give us more consistent and predictable revenue and cash flow.

2.	Offer a broader range of products and services across the cultivation facility lifecycle. We fulfilled the first step of this goal with the introduction of our SentryIQ™ controls package. We also began offering full mechanical, electrical, and plumbing engineering services, developed and sold a four-pipe environmental control system with Surna fan coil units and custom air handlers, developed a proprietary destratification fan, and performed facility retrofit services. Through Q3, our new custom air handlers alone generated $2.3 million in revenue.

3.	Enter strategic alliances to expand our marketing and sales reach. We were unsuccessful in this endeavor, first because we did not prioritize it highly enough, and second because we have yet to attract partners of the caliber we are seeking.

1 Arcview Market Research and BDS Analytics, The State of Legal Marijuana Markets, 6th Edition, 2019 Update

Cash Building and Dilution. We started 2019 with just over $250,000 in cash but, with a new discipline on cost control and strong sales growth, we were able to increase our cash to $2 million at the end of Q3. We were self-sustaining and generated $1.8 million in operating cash flows through Q3, and we did not require any outside capital. By contrast, in 2017 and 2018, Surna experienced losses and cash flow deficits that had to be financed with a series of dilutive capital raises. In 2019 we obsessively focused on financial discipline to achieve the goal of profitability and cash flow sustainability—in part of sheer necessity, and in part to simply validate that we had a financially viable business model. We do. We achieved our first two profitable quarters ever in Q2 and Q3.

Bottom line: We are in no way out of the woods. Though improved throughout the course of 2019, our working capital remains negative and is a constant threat to the viability of the business, so we must land more MFO and other contracts and we may have to raise capital again to fund our working capital needs and future growth.

Investor Relations. Surna previously had limited investor relations activities. Now, we have a clear plan designed to create an actively traded, widely held, and fully valued stock over time—and in concert with achievement of our financial goals. In 2019 we took the required baby steps of hosting regular earnings calls and attending a select number of investor conferences. We will have more to share in this regard over the next few quarters.

In sum, we achieved much of what we set out to do in 2019.

Our 2020 Growth Strategy

There are fundamentally three ways to grow a business: (i) increase the number of customers, (ii) increase the average revenue per order, or (iii) increase the frequency of orders.

For 2020, Surna’s operating goals are threefold:

1.	Chevys. In addition to “Cadillac” products, sell “Chevy” or equivalent products to satisfy a wider range of points along the demand curve. Anticipated result: Increase the number of customers.

Surna has a sales and marketing program that generates many prospect relationships. However, our limited range of higher cost products, mostly chilled water systems, reduces the number of customer prospects who can afford to buy from us. This year we will broaden our product line to include lower- and mid-cost products, such as split systems and packaged roof top units, as well as other technology solutions, so that customers can still take advantage of our engineering expertise and capabilities. We believe these new products and services will increase our addressable market and increase sales, further leveraging our investment in sales and marketing.

2.	Steering wheels. Sell our customers the automated facilities control systems they need—directly. Anticipated result: Increase average order size.

Growing live plants indoors under total control is a technically demanding business, and a failed crop can cost a grower significant revenue. We believe that Surna’s licensed professional engineers are the industry’s leading experts in the design of such facilities, and we seek to extend that leadership into more advanced technology products.

Last year we introduced our SentryIQ™ control system. If our climate control design and products are the car, then SentryIQ™ is the steering wheel—you need one to direct the car where to go. Before SentryIQ™, we had to send customers elsewhere for controls to regulate their cultivation environments, but now Surna can capture that revenue.

Our next step down this technology and innovation road will be the development of the equivalent of a self-driving car. Growers will tell the control system what they want to achieve, and the system will sense the environment and direct the climate control system to achieve the grower’s goals. These systems will integrate data analytics—and eventually deploy artificial intelligence—to optimize multiple variables to maximize grower profits. Leading in this market is particularly valuable because it expands our addressable market for both sensors and software while offering higher margins and the possibility of recurring revenue.

3.	More dealers. Engage in one or more strategic relationships with other technology leaders that serve our industry. Anticipated result: Increase the number of customers.

Such relationships might include referral marketing agreements, co-development of unique integrated solutions with best-in-class partners, and acquisitions. To extend the automotive analogy, engaging in these types of relationships is like finding more dealers to sell our products, at little cost to us.

Grow Organically, Strategically and Profitably

As I mentioned at the outset, the worldwide market for indoor-grown cannabis products is projected to grow substantially for the foreseeable future. Our goal is to continue growing, both organically and through strategic opportunities, while maintaining the financial discipline we implemented last year so that, ideally, we will only need to raise cash to fund growth or for strategic acquisitions.

Thank you for your continued support of Surna. I invite you to join our earnings call that will be conducted on Thursday, March 26, 2020 at 4:00 p.m. Eastern Time.

To access the investor call via telephone:

Dial-In Number: 1-973-528-0008

Access Code: 418277

To access the investor call via the Internet:

Webcast URL: https://www.webcaster4.com/Webcast/Page/2020/33335

Interested parties, with contact information supplied, may submit questions to the Company prior to the call to investor@surna.com. These questions, along with all live questions, will be answered in the time available.

I look forward to updating you on our continued progress.

Yours truly,

Anthony K. McDonald

President & CEO

Forward Looking Statements

This letter may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect our current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this letter, including the factors set forth in “Risk Factors” set forth in our Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to our SEC filings for a more detailed discussion of the risks and uncertainties associated with our business, including but not limited to the risks and uncertainties associated with our business prospects and the prospects of our existing and prospective customers; the inherent uncertainty of product development; regulatory, legislative and judicial developments, especially those related to changes in, and the enforcement of, cannabis laws; increasing competitive pressures in our industry; and relationships with our customers and suppliers. Except as required by the federal securities laws, we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to Surna’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this letter.